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                      October 23, 2023

       Renhui Mu
       Chairman and Chief Executive Officer
       Wins Finance Holdings Inc.
       1F, Building 1B
       No. 58 Jianguo Road, Chaoyang District
       Beijing 100024, Peoples Republic of China

                                                        Re: Wins Finance
Holdings Inc.
                                                            Form 20-F for
Fiscal Year Ended June 30, 2021
                                                            Form 20-F for
Fiscal Year Ended June 30, 2022
                                                            File No. 333-204074

       Dear Renhui Mu:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Finance